Exhibit 99.2

KBS SOR (BVI) Holdings LTD
Presentation of separate financial data annexed
to the consolidated financial statements related to the Company
AS OF JUNE 30, 2019
(UNAUDITED)
U.S. DOLLARS IN THOUSANDS

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Special Report in accordance with Regulation 38d
Financial Information and Financial Data from the
Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Company's consolidated financial statements as of June 30, 2019, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

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KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF FINANCIAL POSITION

USD in thousands

	June 30,		December 31,
	2019	2018	2018
	Unaudited		Audited
ASSETS
Non-current assets
Investments in investees	$873,888	$936,901	$852,101
Restricted cash	6,099	5,952	5,823
	879,987	942,853	857,924

Current assets
Cash and cash equivalents	1,186	706	57,843
Due from Owner	—	—	4,500
	1,186	706	62,343
Total assets	$881,173	$943,559	$920,267

EQUITY	$663,919	$679,867	$657,049

Non-current liabilities
Debentures, net	159,413	206,707	203,099

Current liabilities
Accounts payable and accrued liabilities	3,318	3,928	3,823
Debentures, net	54,354	53,057	51,903
Derivative liability	169	—	4,393
	57,841	56,985	60,119
Total liabilities	217,254	263,692	263,218

Total equity and liabilities	$881,173	$943,559	$920,267
The accompanying notes and additional information are an integral part of the condensed financial data.

August 8, 2019	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of	Waldvogel, Jeffrey	McMillan III, Peter	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board	Chief Executive Officer

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KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF OPERATIONS

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2019	2018	2019	2018	2018
	Unaudited				Audited
Share of profit from investees, net	$22,379	$9,193	$7,726	$20,687	$54,435
Asset management fees to affiliate	(3,861)	(4,043)	(1,970)	(2,218)	(8,525)
General and administrative expenses	(589)	(598)	(264)	(252)	(1,276)

Operating income	17,929	4,552	5,492	18,217	44,634

Finance expense	(5,800)	(6,828)	(2,695)	(3,370)	(13,455)
Finance income	31	—	—	—	—
Foreign currency transaction adjustments, net	(5,290)	9,114	(2,474)	10,111	10,141

Net income	$6,870	$6,838	$323	$24,958	$41,320
The accompanying notes and additional information are an integral part of the condensed financial data.

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KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF COMPREHENSIVE INCOME

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2019	2018	2019	2018	2018
	Unaudited				Audited
Net income	$6,870	$6,838	$323	$24,958	$41,320

Total comprehensive income	$6,870	$6,838	$323	$24,958	$41,320
The accompanying notes and additional information are an integral part of the condensed financial data.

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KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF CASH FLOW

USD in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2019	2018	2019	2018	2018
	Unaudited				Audited
Cash flows from operating activities
Net income for the period	$6,870	$6,838	$323	$24,958	$41,320

Adjustments to reconcile net income to net cash provided by operating activities:
Share of profit from investees	(22,379)	(9,193)	(7,726)	(20,687)	(54,435)
Finance expense	5,800	6,828	2,695	3,370	13,455
Distribution from investees, net	18,074	18,563	9,001	9,667	41,847
Foreign currency transaction adjustments, net	5,290	(9,114)	2,474	(10,111)	(10,141)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	91	(38)	30	(3)	(62)

Net cash provided by operating activities	13,746	13,884	6,797	7,194	31,984

Cash flows used in investing activities
Investments in investees	(31,553)	(178,206)	(31,553)	(29,911)	(178,281)
Distribution from investees, net	14,071	284,614	25,158	133,619	391,447
Due from Owner	4,500	—	—	—	(4,500)
Net cash (used in) provided by investing activities	(12,982)	106,408	(6,395)	103,708	208,666

Cash flows from financing activities
Principal payments on debentures	(53,645)	—	—	—	—
Interest paid	(5,703)	(5,912)	—	—	(11,604)
Release of restricted cash for debt service obligations	276	—	—	—	—
Dividend to Owner	—	(114,500)	—	(111,000)	(171,800)
Net cash used in financing activities	(59,072)	(120,412)	—	(111,000)	(183,404)

Effect of exchange rate changes on cash and cash equivalents	1,651	—	1	(1)	(229)

(Decrease) increase in cash	(56,657)	(120)	403	(99)	57,017
Cash, beginning of the period	57,843	826	783	805	826
Cash, end of the period	$1,186	$706	$1,186	$706	$57,843
The accompanying notes and additional information are an integral part of the condensed financial data.

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KBS SOR (BVI) HOLDINGS LTD

ADDITIONAL INFORMAITON

USD in thousands

NOTE 1:	BASIS OF PREPARATION
Separate financial information is prepared in a condensed format as of June 30, 2019 and for the six and three months periods then ended, in accordance with Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 1970.
Please refer to the separate financial information in this regard to the financial information on the annual financial statements of the Company as of December 31, 2018 and for the year then ended, and the information accompanying notes (hereinafter - the annual consolidated financial statements).
As of June 30, 2019, the Company had a working capital shortfall amounting to $56.7 million, primarily attributed to the debentures principal payment maturing in the year following the date of the statement of financial position. The Company intends to make the debentures principal payment from distribution from investees. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

NOTE 2:	SIGNIFICANT EVENTS DURING THE REPORTING PERIOD
Due from Owner:
As of December 31, 2018, the Company had a $4.5 million due from Owner. In February 2019, the Owner repaid the $4.5 million plus interest of approximately $30 thousand based on a fixed annual interest rate of 4.25%
Debentures:
On March 1, 2019, the Company paid the first principal installment payment of 194.0 million Israeli new Shekels (approximately $53.6 million as of March 1, 2019).

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